SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

     [    ]    Preliminary Proxy Statement
     [ X  ]    Definitive Proxy Statement
     [    ]    Definitive Additional Materials
     [    ]    Soliciting Material Pursuant to 240.14a-11(c) or
               240.14a-12

                            HELP AT HOME, INC.
           (Name of Registrant as specified in its charter)

 (Name of Person(s) Filing Proxy Statement), if other than Registrant

Payment of Filing Fee (Check the appropriate box):

     [ X  ]    No fee required
     [    ]    $500 per each party to the controversy pursuant to
               Exchange Act Rule 14a-6(i)(3).
     [    ]    Fee computed on table below per Exchange Act Rules 14a-
               6(i)(4) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
               (A)
          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

     [    ]    Fee paid previously with preliminary materials.

     [    ]    Check box if any of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

                          HELP AT HOME, INC.
                  223 West Jackson Street, Suite 500
                        Chicago, Illinois 60606

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD JUNE 15, 1998


TO THE STOCKHOLDERS OF HELP AT HOME, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Help At Home, Inc. (the "Company") will be held at the Company's offices at 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on June 15, 1998, at 8:00 A.M., central time for the following purposes:

     1. To elect the Board of Directors of Help At Home, Inc. for the ensuing year;

     2. To ratify the appointment of Coopers & Lybrand LLP as the Company's independent certified public accountants for the ensuing year; and

     3. To transact such other business as may properly come before the meeting and any continuations and adjournments thereof.

Stockholders of record at the close of business on May 15, 1998 are entitled to notice of and to vote at the meeting.

In order to ensure a quorum, it is important that Stockholders representing a majority of the total number of shares issued and out-

standing and entitled to vote, be present in person or represented by their proxies. Therefore, whether you expect to attend the meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. If you attend the meeting and prefer to vote in person, you can revoke your proxy.

In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

May 18, 1998

                              By Order of the Board of Directors


                              Louis Goldstein
                              Chairman of the Board of Directors

                          HELP AT HOME, INC.
                  223 West Jackson Street, Suite 500
                        Chicago, Illinois 60606


                            PROXY STATEMENT


                    ANNUAL MEETING OF STOCKHOLDERS

               To Be Held at 8:00 A.M., June 15, 1998



          This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Help At Home, Inc. (herein called the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on June 15, 1998, at 8:00 A.M. central time, and at any continuation and adjournment thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the meeting and voting. This statement, the accompanying Notice of Meeting and form of proxy have been first sent to the Stockholders on or about May 18, 1998.

          In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

          All properly executed, unrevoked proxies on the enclosed form, which are received in time will be voted in accordance with the shareholder's directions, and unless contrary directions are given, will be voted for the election of directors of the nominees described below.


                        OWNERSHIP OF SECURITIES

          Only Stockholders of record at the close of business on May 15, 1998, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the meeting. As of May 15, 1998, there were issued and outstanding 1,869,375 shares of Common Stock.

          Each outstanding share is entitled to one vote on all matters properly coming before the meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the meeting.

          The following table sets forth certain information as of May 15, 1998 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include options or SARs that have not yet vested or are not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 223 West Jackson Street, Suite 500, Chicago, Illinois 60606.

Name and Address              Number of Shares         Percentage of
of Beneficial Owner           Beneficially Owned(1)    Common Stock
Louis Goldstein(2)                   1,462,500              61.7%

Robert Rubin(3)                        202,500              10.0 %

Joel Davis(4)                          110,050               5.6%

Sharon Harder(5)                       100,000               5.0%

Steven L. Venit(6)                      10,000                 *

Dr. Michael J. Morgenstern(7)           10,000                 *

Robertson Stephens & Co., Inc.(8)      770,035              29.2%

Herbard, Ltd.                          217,000              10.4%

All officers and directors           1,895,050              42.4%
as a group (6 persons)

*     represents less than 1%.

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2)   Consists of : (i) 962,500 shares of the Company's Common Stock, and
      (ii) 500,000 shares of Common Stock issuable to Mr. Goldstein upon the exercise of stock options.

(3)   Consists of : (i) 52,500 shares of the Company's Common Stock, and
      (ii) 150,000 shares of Common Stock issuable to Mr. Rubin upon the exercise of stock options.

(4) Consists of : (i) 50 shares of the Company's Common Stock, and (ii) 110,000 shares of Common Stock issuable to Mr. Davis upon the exercise of stock options.

(5) Consists of 100,000 shares of Common Stock issuable to Ms. Harder upon the exercise of stock options.

(6) Consists of 10,000 shares of Common Stock issuable to Mr. Venit upon the exercise of stock options.

(7)   Consists of 10,000 shares of Common Stock issuable to Dr.
      Morgenstern upon the exercise of stock options.

(8) Consists of 770,035 redeemable common stock purchase warrants entitling the holder to purchase shares of the Company's Common Stock at $6.00 per share.

This proxy statement contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Proxy Statement.


                              PROPOSAL 1

                         ELECTION OF DIRECTORS

      The By-Laws of the Company provide that the authorized number of directors shall be as set by the Board of Directors but shall not be less than one nor more than fifteen. The directors hold office until the next annual meeting of Stockholders and until their successors have been elected and qualified.

      Five Directors, constituting the entire Board of Directors of the Company, are to be elected at the meeting to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless such authority is withheld, proxies will be voted for election of the five persons named below, of which Louis Goldstein, Joel Davis and Robert Rubin are now serving as Directors, and each of whom has been designated as a nominee. Neither Steven L. Venit nor Dr. Michael J. Morgenstern, each of whom are currently serving on the Company's Board of Directors, have been nominated for re-election to serve on the Company's Board of Directors.

      Directors are elected to serve until the next meeting of stockholders and until their successors are duly elected and qualified. Meetings of stockholders of the Company will be held on an annual basis. However, if at any time an annual meeting is not held for the election of directors, the then current directors will continue to serve until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority vote of Directors then in office. Officers are appointed by, and serve at the discretion of, the Board of Directors. Directors do not currently receive compensation for their services as such. Directors are reimbursed by the Company for their costs in attending Board Meetings and Committee Meetings.

      The Board of Directors has established an Audit Committee, consisting of Steven L. Venit and Dr. Michael J. Morgenstern, of which the Company intends to replace with Vernon R. Kelly and Robert Kirschner upon their election to the Board. The Company intends to establish a Compensation Committee the members of which are expected to be independent directors.

Stockholder Vote Required

      The election of the directors will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders.

The Board of Directors recommends a vote for election to the Board of Directors of the Company of each of the Nominees

Nominees to the Company's Board of Directors


      Louis Goldstein has served as the Company's Chief Executive Officer and as a director since he formed the Company in 1974.

      Joel Davis has served as Chief Operating Officer of the Company since March 1996, director of the Company since August 1995 and General Counsel of the Company since July 1995. From October 1989 through July 1995 Mr. Davis was an associate with the law firm of Hustik, Huizenga, Williams & VanderWoude, Ltd. in Chicago.

      Robert M. Rubin has served as a Director of the Company since December 1995. Since June 1992, Mr. Rubin has been a Director of Diplomat Corporation, a public company engaged in the business of direct
mail order sales of womens apparel and accessories.   In October 1996,
Mr. Rubin became a director of Med-Emerg International Inc., an operator of nursing homes and related healthcare services. Currently, Mr. Rubin is also a director of Arzan International, an Israeli food distributor.

      Mr. Rubin has served as the Chairman of the Board of Directors of Western Power and Equipment Corporation ("WPEC"), a construction equipment distributor, since November 20, 1992. Between November 20, 1992 and March 7 1993, Mr. Rubin served as Chief Executive Officer of WPEC. Between October 1990 and January 1, 1994 Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a telecommunications and software company ("AUGI") and since January 1, 1994, solely as Chairman of the Board of AUGI. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation
("Olsten") until the latter part of 1987.   Olsten,  a New York Stock
Exchange listed company is engaged in providing home care and institutional staffing services and health care management services.
Mr. Rubin was formerly a Director and Vice Chairman, and is a minority stockholder of American Complex Care, Incorporated ("ACCI"), a public company which provided on-site health care services, including intradermal infusion therapies. In April 1995, the principal operating subsidiaries of ACCI petitioned in the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Mr. Rubin is also a Director, Chairman and minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics, and Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems. Mr. Rubin is also Chairman, Chief Executive Officer and a Director and a principal stockholder of ERD Waste Corp., a public company specializing in the management and disposal of municipal solid waste, industrial and commercial nonhazardous solid waste and hazardous waste. In September 1997, ERD Waste corp. filed for protection under title 11 for reorganization under Chapter 11 of the Bankruptcy Code.

      Vernon R. Kelley has been the Executive Director of the Three Rivers Planning and Development District in Pontotoc, MS since 1976. Mr. Kelly also serves as a director of the National Association of Developmental Organizations, located in Washington, D.C. Mr. Kelly has previously served as President of the Mississippi Association of Planning and Development Districts and has served as President of the Appalachian Regional Commission. Mr. Kelly earned a B.S. in Finance and a Masters degree in Urban Regional Planning from the University of Mississippi at Oxford.

      Robert Kirschner is currently retired and has served as a Regional Manager of Plywood Minnesota for the last 15 years. Mr. Kirschner's duties included overseeing the daily operations of multiple retail store locations while employed at Plywood Minnesota. Prior thereto Mr. Kirschner was a regional manager for Saxon Paint Company, where he managed a territory of locations.

Committees and Meetings of the Board of Directors

      The Company has two formal committees, the Audit Committee and the Compensation Committee consisting of Steven L. Venit and Dr. Michael J. Morgenstern, of which the Company intends to replace with Robert Rubin, who currently serves on the Board of Directors, and Vernon R. Kelly and Robert Kirschner upon their election to the Board of Directors. The Audit Committee is responsible for communicating with the Company's auditors regarding the financial and reporting affairs of the Company. The Compensation Committee is responsible for making all compensation decisions with respect to the executive officers of the Company. The Company does not currently have a Stock Option Committee or a Nominating Committee.

      There were six meetings of the Company's Board of Directors during the fiscal year ended June 30, 1997 held on August 6, 1996, September 24, 1996, December 3, 1996, January 17, 1997, March 5, 1997 and June 4,
1997. All of the Directors were present at such meetings. There were three unanimous written consents of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, during 1997.

      The Company's Audit Committee met four times during the fiscal year ended 1997 held on August 6, 1996, September 24, 1996, January 17, 1997 and June 4, 1997. All of the members of the committee were present at such meetings. The Company's Compensation Committee met four times during the fiscal year ended 1997. Compensation Committee meetings were held on August 6, 1996, September 24, 1996, January 17, 1997 and June 4, 1997. All of the members of the committee were present at such meetings.

                     Summary Compensation Table

      The following table sets forth all cash compensation for services rendered in all capacities to the Company, for the year ended June 30, 1997 (referred to as "1997" in this table), the year ended June 30, 1996 (referred to as "1996" in this table) and the year ended June 30, 1995 (referred to as "1995" in this table) paid to the Company's Chief Executive Officer. There was no other executive officer or other person whose compensation at the end of the above 1997, 1996 and 1995 years whose total compensation exceeded $100,000 per annum.

                                                  Restricted  All Other
Name and Principal                                   Stock     Compen-
Position           Year Salary   Bonus  Awards   Options/SARs  sation
Louis Goldstein (1)1997 $206,250 $22,000                       $86,852
Chairman, Chief    1996  192,611
Executive Officer  1995   55,082

Joel Davis (2)     1997 $100,000 $10,000
Chief Operating    1996
Officer            1995

Sharon Harder(2)   1997 $123,333 $13,000
Chief Financial    1996
Officer            1995

(1) Pursuant to action taken by the Compensation Committee of the Board of Directors, Mr. Goldstein received certain compensation related to personal expenses incurred in connection with his continuous travel schedule. Such compensation totaled approximately $41,000 in 1997. In addition, the Company paid expenses associated with a leased automobile for Mr. Goldstein's business and personal use. Auto expenses totaled approximately $20,000 during fiscal 1997.
      The Company also assumed financial responsibility, on Mr. Goldstein's behalf, for certain legal services in the amount of $25,000.

(2) Total compensation paid during the fiscal years ended 1996 and 1995 did not exceed $100,000.

Options Granted to Named Executive Officers

The following table sets forth certain information with respect to all outstanding options granted during the fiscal year ended June 30, 1997, to the Company's named Executive Officers.

                             Option Grants


                  Number of
                  Securities     % of Total
                  Underlying   Options Granted    Exercise
Name of            Options       To Employees       Price        Expiration
Holder             Granted      In Fiscal Year    ($/Share)         Date
Louis Goldstein    200,000         100%             $3.75       July 28, 2007
Joel Davis               -            -                 -            -
Sharon Harder            -            -                 -            -

                        Option Year End Values (1)

                                                        Value of
                                         Number of     Unexercised
                                        Unexercised   In-the-Money
                                          Options       Options
                  Shares                 at FY End     at FY End
                 Acquired       Value   Exercisable/  Exercisable/
Name            Exercise (#)   Realized Unexercisable Unexercisable
Louis Goldstein       -             -     200,000 (2)        -
Joel Davis            -             -      10,000 (3)        -
Sharon Harder         -             -           -            -

(1) The closing bid price of a share of the Company's Common Stock at June 30, 1997, was $3.625.
(2)  Exercisable.  The exercise price is $3.75/share.
(3)  Exercisable.  The exercise price is $5.88/share.


Employment Agreements

     In December 1997, the Company entered into an employment agreement with Louis Goldstein. Pursuant to the agreement, Mr. Goldstein received a base annual salary of $230,000 per year, subject to increase in each successive year of the contract term at the discretion of the Compensation Committee of the Board of Directors. In addition, the contract provides that Mr. Goldstein is entitled to receive a benefit allowance in the amount of 10% of Mr. Goldstein's base annual compensation, a monthly automobile allowance and full reimbursement of personal expenses necessitated by travel on behalf of the Company. Based on the Company's financial performance, Mr. Goldstein shall also be entitled to receive annual incentive payments ranging incrementally from $25,000 to $100,000 based upon after-tax income adjusted for non-cash expenses and extraordinary items. In the event of a change in control of the Company, Mr. Goldstein shall be entitled to receive a one-time cash payment equal to 10% of the excess market capitalization as defined in the agreement. Excess market capitalization is defined as an amount equal to the outstanding shares of the Company's capital stock multiplied by the closing share price on the 30th day following the change in control less $6 million. In the event of Mr. Goldstein's involuntary termination without cause, he shall be entitled to receive severance pay for the unexpired portion of the agreement's term equal to the sum of his base compensation, benefit allowance and the incentive payments, as applicable. The agreement is for a term of ten years beginning in December 1997.

     As of March 1998, the Company entered into employment agreements with Joel Davis and Sharon Harder, respectively the Company's Chief Operating Officer and Chief Financial Officer. The agreements are for a term of 36 months and provide for annual compensation to Mr. Davis and Ms. Harder at the rate of $130,000 and $170,000, respectively. In the event of a change in control, as defined in the agreements, both individuals shall be deemed to have been terminated without cause and shall be entitled to severance payments equal to three times their annual salary.

Stock Option Plan

     On August 5, 1995, the Board adopted the 1995 Stock Option Plan, pursuant to which options to acquire an aggregate of 264,375 shares of Common Stock may be granted. The 1995 Stock Option Plan was approved by the shareholders of the Company on August 5, 1995. The 1995 Stock Option Plan was intended to advance the interests of the Company by encouraging and enabling Directors, officers, key employees and consultants of the Company and its subsidiaries to acquire a proprietary interest in the Company through incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") granted under the 1995 Stock Option Plan. Such ownership would provide individuals with a more direct stake in the future welfare of the Company and encourage them to remain. Consultants who are not also employees of the Company only can be granted NQSOs.

     On November 29, 1996, the Board adopted the First Amendment to the Plan ("First Amendment"). The First Amendment increases by 1,500,000 the aggregate number of shares available for which options may be granted under the 1995 Stock Option Plan. As of June 30, 1997, there were 1,544,375 shares available for which options may be granted under the 1995 Stock Option Plan.

     On May 12, 1998, the common stock closed at $1.75.

     The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of the grant. The exercise price of each NQSO shall be determined by the Board of Directors in its discretion and may be less than the fair market value of the Common Stock (but not less than 85%) on the date of grant. Notwithstanding the foregoing, the exercise price of any option granted on or after the effective date of the registration of any class of equity security of the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and prior to six months after the termination of such registration may be no less than 100% of the fair market value per share on the date of the grant. ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10% Stockholder) of their grant. NQSOs may not be exercised after the tenth anniversary of the date of grant. Options may not be transferred during the lifetime of an option holder. No stock options could be granted under the 1995 Stock Option Plan after August 15, 2005.

     Subject to the provisions of the 1995 Stock Option Plan, the Compensation Committee of the Board has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by option holders upon exercise of an option may be made (as determined by the Compensation Committee of the Board) in cash or such other form of payment as may be permitted under the Plan, including without limitation, by promissory note or by shares of common stock.

Federal Income Tax Consequences

     The federal income tax consequences of the Company and the grantee upon the grant and exercise of stock options are substantially as follows:

     A grantee will not recognize any taxable income at the time an NQSO is granted. Upon the exercise of the NQSO, the grantee will recognize ordinary income equal to the excess of the fair market value of the shares received on the exercise over the option price.

     The Company is not entitled to a tax deduction at the time a NQSO is granted; however, the Company is entitled to a deduction equal to the grantee's taxable income at the time the grantee recognizes the income. The Company will withhold from the grantee payroll taxes due.

     A grantee will not recognize income at the time an ISO is granted and generally will not recognize income when the ISO is exercised. The excess of the fair market value of the shares received on the date of exercise over the option price is an item of tax preference for purposes of computing the alternative minimum tax. If the shares received upon the exercise of an ISO are disposed of in a "disqualifying disposition" (i.e., disposition of shares within one year after exercise of the ISO or within two years of the date of grant), the grantee has income equal to the excess of the amount realized on the disposition over the exercise price. The excess of the fair market value of the shares on the date of exercise over the option price will be ordinary income; the balance if any, will be a capital gain. If the grantee sells the shares in a disposition which is not a disqualifying disposition, the grantee will realize capital gain on the sale equal to the excess of the amount realized on the sale over the option price.

     The Company is not entitled to a tax deduction as a result of the grant or exercise of an ISO. If the grantee makes a disqualifying disposition of shares, the Company is entitled to a deduction equal to the amount of the grantee's ordinary income.

Employee Pension Plan

The Company does not currently have an employee pension plan.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the formation of the Company, on August 7, 1995, the Company issued to Louis Goldstein 962,500 shares of Common Stock in exchange for 2,750 shares of common stock of Help at Home, Inc., an Illinois company ("Help Illinois"). In exchange for 143 shares of common stock of Help Illinois, the Company issued to Robert Rubin, 50,000 shares of the Company's Common Stock.

     In 1992, 1993 and 1994 Help Illinois loaned to Mr. Goldstein $135,470, $101,135 and $92,721, respectively. The loans bear interest at nine percent per year. The balance of such loans at June 30, 1997 was approximately $122,000. The balance of the shareholder loan decreased by approximately $6,000 during the year.

     The Company has adopted a policy that following the Company's initial public offering on December 5, 1995, all transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     Except as disclosed above and pursuant to certain loan transactions with officers, all previous transactions between the Company and its officers, directors or 5% stockholders, and their affiliates were made on terms no less favorable to the Company than those available from
unaffiliated parties.   All future transactions between the Company and
its officers, directors or 5% stockholders, and their affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties.

                        SECTION 16(a) REPORTING

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended June 30, 1997, the Company believes all reports required to be filed by Section 16(a) were filed on a timely basis, although certain forms were filed late.
                              PROPOSAL 2

            RATIFICATION OF COOPERS & LYBRAND, LLP AS THE
          COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

     The Board of Directors has unanimously approved and unanimously recommends that the Stockholders approve the appointment of Coopers & Lybrand, LLP as the Company's independent certified public accountants for the ensuing year. Unless a shareholder signifies otherwise, the persons named in the proxy will so vote.

Shareholder Vote Required

     Ratification of the appointment of Coopers & Lybrand, LLP as independent certified public accountants will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting of Stockholders.

The Board of Directors recommends a vote for the ratification of the appointment of Coopers & Lybrand, LLP as the Company's independent certified public accountants.


                             OTHER MATTERS

     The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting which will be presented for consideration at the meeting. However, it is possible that certain proposals may be raised at the meeting by one or more Stockholders. In such case, or if any other matter should properly come before the meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

                        SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.


                        STOCKHOLDER PROPOSALS

     In order to be included in the proxy materials for the Company's next Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before September 1, 1998.

      ANNUAL AND QUARTERLY REPORTS TO THE SECURITIES AND EXCHANGE
                              COMMISSION

     The Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed with the Securities and Exchange Commission, will be made available to Stockholders free of charge by writing to Help At Home, Inc., Attention: Corporate Secretary.


By Order of the Board of
Directors of Help At Home, Inc.



Louis Goldstein
Chairman of the Board of Directors

May 18, 1998

 GENERAL PROXY - ANNUAL MEETING OF STOCKHOLDERS OF HELP AT HOME, INC.

          The undersigned hereby appoints Louis Goldstein, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Help At Home, Inc., to be held at Help At Home, Inc., 223 West Jackson Street, Suite 500, Chicago, Illinois 60606 on June 15, 1998 at 8:00 a.m. central time and at all adjournments thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated May 18, 1998 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

This Proxy is solicited on behalf of Help At Home, Inc.'s Board of
Directors.

1.        To elect  directors to hold office for the ensuing year.

                    FOR ALL NOMINEES    WITHHELD FOR ALL NOMINEES

          INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below:



2. To ratify the appointment of Coopers & Lybrand LLP as the Company independent auditors.

                    FOR            AGAINST   ABSTAIN

3. In their discretion, upon such other matter or matters that may properly come before the meeting, or any adjournments thereof.